Exhibit 99	CONTACT: Mark J. Plush
Vice President and Chief Financial Officer

[Keithley Logo]	Keithley Instruments, Inc.
28775 Aurora Road
Cleveland, Ohio 44139-1891
440-248-0400 • Fax: 440-248-6168
http://www.keithley.com

FOR IMMEDIATE RELEASE

KEITHLEY INSTRUMENTS REPORTS STRONG RESULTS
FOR FISCAL 2004 SECOND QUARTER

•	Posts Double-Digit Sales and Order Growth
•	141% Sequential Increase in Income

Cleveland, Ohio — April 28, 2004 — Keithley Instruments, Inc. (NYSE:KEI), a leader in solutions for emerging measurement needs, today announced results for its fiscal 2004 second quarter that ended March 31, 2004.

Second Quarter Fiscal 2004 Results

Net sales of $34.0 million for the second quarter of fiscal 2004 increased 31 percent from sales of $26.0 million in last year’s second quarter. Of the 31 percent increase, approximately 6 percentage points were due to the effect of a weaker U.S. dollar. Sequentially, sales increased 14 percent from the first quarter of fiscal 2004. The company reported net income for the second quarter of fiscal 2004 of $2.6 million, or $0.16 per share. Last year the company reported a net loss of $0.9 million, or $0.06 per share.

Orders of $31.1 million for the second quarter increased 27 percent from last year’s orders of $24.6 million. Geographically, orders were up 46 percent in the United States, up 5 percent in the Pacific Basin and up 7 percent in Europe, when compared to the prior year. Orders from the company’s semiconductor customers increased approximately 65 percent, while orders from precision electronic components and subassembly manufacturers were up about 40 percent. Research and education customer orders were basically flat, while wireless communications orders were down approximately 25 percent compared to the prior year’s quarter. Sequentially, orders increased 1 percent from the first quarter of fiscal 2004. Order backlog decreased $1.2 million during the quarter to $15.7 million at March 31, 2004, due to shortened lead times resulting in improved on-time customer delivery.

“We are very pleased with our financial performance this quarter,” stated Joseph P. Keithley, the company’s Chairman, President and Chief Executive Officer. “Sales and earnings exceeded our guidance due to an improving environment throughout the electronics industry, and continued focus on operational improvements. We saw strong customer demand during the quarter, particularly from our semiconductor and electronic component customers. We were pleased with continued progress in our lean manufacturing initiative, which contributed to the nine percentage point gross margin improvement.”

Six Month Results

Orders of $62.0 million for the six months ending March 31, 2004 increased 30 percent from $47.6 million last year. Geographically, order growth was evenly dispersed throughout all regions of the world, increasing 23 percent in the United States and in the Pacific Basin, and 32 percent in Europe. For the first half, semiconductor orders comprised approximately 30 percent of the total, wireless communications orders were 15 percent, precision electronic components and subassembly manufacturers were approximately 25 percent, research/education was about 20 percent of the total, and optoelectronics orders were less than 5 percent.

For the six months ending March 31, 2004, net sales were $63.7 million, up 22 percent from $52.2 million last year. Of the 22 percent increase, approximately 6 percentage points were due to the effect of a weaker U.S. dollar. Net income for the first half of fiscal 2004 was $3.7 million, or $0.23 per share, compared with a net loss of $1.4 million, or $0.09 per share, last year.

The company generated $3.4 million in cash from operations during the second quarter and $5.1 million during the first half of fiscal 2004, increasing cash and short-term investments to $41.6 million at March 31, 2004. Total debt was $0.6 million at March 31, 2004. The company extended its existing line of credit of $10 million to March 31, 2005. Inventory of $12.2 million increased $2.2 million from year ago levels, and turns were 4.2 at March 31, 2004, relatively unchanged from a year ago. Days sales outstanding were 42 at March 31, 2004, compared to 45 a year ago.

Operational Improvements

“The benefits of the initiatives we began during the last few years are now being reflected in our financial performance,” stated Keithley. “In January 2003 we began to sell our products in the United States through our own employee sales force allowing us to build stronger, long-term relationships with our customers to help them solve their complex measurement issues. Sales and order levels for the quarter in the United States were the strongest they’ve been since the move; sales growth was 52 percent versus the prior year with order growth of 46 percent.”

“We made further progress during the quarter in fine-tuning our lean manufacturing processes. Customer lead times are shorter resulting in improved on-time customer delivery, which reduced backlog slightly. Additionally, we’ve continued to lower our cost to manufacture, which contributed to the gross profit margin improvement.”

“We continued our strategy of adding third-party product offerings and announced an agreement to distribute Elgar power supplies in Asia. Combining Elgar’s power supplies with Keithley’s product offerings allows us to offer our Asian customers a more complete measurement solution from a single company.”

“We continued to invest in solutions for emerging measurements needs such as nanotechnology and fuel cell research. Our latest upgrade to the Model 4200-SCS includes our Nanotech Toolkit, software which was designed specifically for a variety of tests that assist researchers in making the very precise and complex electrical measurements associated with nanotechnology.”

Stock Buyback Program

During the quarter, the company did not repurchase any shares. Under the terms of the buyback program the company may buy back up to 2,000,000 Common Shares through December 2006.

Business Outlook

“Certainly the health of our customers is better now than it was six months ago. Worldwide economies continue to improve, and the current recovery appears to be gaining traction. We continue to believe that our ability to achieve a higher level of orders in the future will be driven by our customers’ spending patterns as they invest in new capacity or upgrade their lines for their new product offerings, as well as our ability to gain market share,” added Keithley.

Based upon current expectations, the company is estimating sales for the third quarter of fiscal 2004, which will end June 30, 2004, to range between $33 and $35 million. Pretax earnings are expected to be in the high-single digits to low teens as a percentage of sales.

Forward Looking Statements

Statements in the “Operational Improvements” and “Business Outlook” sections of this release are forward-looking statements that involve a number of risks and uncertainties. Actual results may differ materially from the results stated or implied in the forward-looking statements as a result of a number of factors that include but are not limited to: worldwide economic conditions; business conditions in the semiconductor, wireless, optoelectronics and other segments of the worldwide electronics industry; customers delaying or canceling orders in backlog; changes in product and sales mix, and the related effects on gross margins; the company’s ability to develop new products in a timely fashion and gain market acceptance of those products to remain competitive and gain market share; the company’s ability to fine-tune its lean manufacturing system to lower costs without incurring significant disruptions in production; the company’s ability to implement and effectively manage CRM and ERP systems without interruptions in its accounting, order entry, billing, manufacturing and other customer support functions; the company’s ability to control costs; changes in effective tax rates due to tax law changes, changes in tax planning strategies, or changes in deferred tax assets; foreign currency fluctuations which could affect worldwide operations; costs and other effects of legal, regulatory and administrative proceedings; and the availability of parts and supplies from third-party suppliers on a timely basis and at reasonable prices. Further information on factors that could cause actual results to differ from those anticipated is included in the company’s annual report on Form 10-K and quarterly reports on Form 10-Q which are filed with the Securities and Exchange Commission. In light of these uncertainties, the inclusion of forward-looking information should not be regarded as a representation by the company that its plans or objectives will be achieved. Further, the company is not obligating itself to revise forward-looking statements contained herein to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Conference Call on the Web

On Wednesday, April 28, 2004 at 10:00 a.m. Eastern Time, interested parties may listen to the Keithley Instruments quarterly conference call live on the Web by registering at the investor relations portion of the company’s web site at www.keithley.com. Interested parties may also listen to a replay of the quarterly conference call by visiting the web site. The replay will be available for approximately 45 days.

About Keithley Instruments, Inc.

With more than 50 years of measurement expertise, Keithley Instruments has become a world leader in advanced electrical test instruments and systems from DC to RF (radio frequency) geared to the specialized needs of electronics manufacturers for high performance production testing, process monitoring, product development, and research. By building upon our strength in electrical measurement solutions for research, Keithley has become a production test technology leader for the semiconductor, wireless, optoelectronics, and other precision electronics segments of the worldwide electronics industry. The value we provide to our customers is a combination of precision measurement technology and a rich understanding of their applications to improve the quality, throughput, and yield of their products.

KEITHLEY INSTRUMENTS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands of Dollars Except for Per Share Data)
(Unaudited)

	FOR THE THREE MONTHS				FOR THE SIX MONTHS
	ENDED MARCH 31,				ENDED MARCH 31,
	2004		2003		2004		2003
NET SALES	$33,989	100.0%	$25,952	100.0%	$63,731	100.0%	$52,151	100.0%

Cost of goods sold	12,657	37.2	11,924	46.0	24,800	38.9	23,481	45.0
Selling, general and administrative expenses	13,900	40.9	12,392	47.7	26,710	41.9	24,826	47.6
Product development expenses	3,703	10.9	3,382	13.0	7,048	11.1	6,592	12.6

Operating income (loss)	3,729	11.0	(1,746)	(6.7)	5,173	8.1	(2,748)	(5.2)

Investment income	128	0.4	250	0.9	279	0.4	529	1.0
Interest expense	(52)	(0.2)	(58)	(0.2)	(69)	(0.1)	(116)	(0.2)

Income (loss) before income taxes	3,805	11.2	(1,554)	(6.0)	5,383	8.4	(2,335)	(4.4)

Income tax expense (benefit)	1,180	3.5	(631)	(2.4)	1,669	2.6	(905)	(1.7)

NET INCOME (LOSS)	$2,625	7.7%	$(923)	(3.6)%	$3,714	5.8%	$(1,430)	(2.7)%

Basic income (loss) per share	$0.17		$(0.06)		$0.24		$(0.09)

Diluted income (loss) per share	$0.16		$(0.06)		$0.23		$(0.09)

Cash dividends per Common Share	$.0375		$.0375		$.075		$.075

Cash dividends per Class B Common Share	$.030		$.030		$.060		$.060

Weighted average number of shares outstanding (000) - Diluted	16,613		15,451		16,383		15,482

Certain amounts in the prior year have been reclassified to be consistent with the current year’s presentation.

KEITHLEY INSTRUMENTS, INC.
CONSOLIDATED BALANCE SHEET
(In Thousands of Dollars)
(Unaudited)

	March 31, 2004	September 30, 2003
ASSETS

Current assets:
Cash and cash equivalents	$16,626	$15,739
Short-term investments	24,990	20,070
Refundable income taxes	275	519
Accounts receivable and other, net of allowances	16,905	15,607
Inventory	12,207	11,214
Other current assets	9,620	5,111

Total current assets	80,623	68,260

Property, plant and equipment, net	14,136	14,301
Other assets	31,658	31,625

Total assets	$126,417	$114,186

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Short-term debt	$596	$409
Accounts payable	6,251	7,071
Other current liabilities	15,974	12,312

Total current liabilities	22,821	19,792

Long-term debt	—	—
Other long-term liabilities	9,214	9,631

Shareholders’ equity	94,382	84,763

Total liabilities and shareholders’ equity	$126,417	$114,186